EXHIBIT 99.35

Purchase Agreement

This Purchase Agreement, dated May 6, 2014 (this “Purchase Agreement”), is entered into by and among Repsol S.A. (“Repsol”), Caveant S.A. (“Caveant,” and together with Repsol, the Sellers”), and Morgan Stanley & Co. LLC (the “Purchaser”).

WHEREAS, Repsol owns 41,254,811 American Depositary Shares of YPF Sociedad Anónima (the “Company”) evidenced by American Depositary Receipts (“ADRs”) currently held in the form of uncertificated registered positions on the books and records of The Bank of New York Mellon (“BNYM”) and Caveant owns 5,393,727 American Depositary Shares of the Company evidenced by ADRs currently held in the form of uncertificated registered positions on the books and records of BNYM (collectively, the “ADSs”);

WHEREAS, the Sellers desire to sell the ADSs to the Purchaser; and the Purchaser desires to purchase the ADSs;

NOW, THEREFORE, the parties agree as follows:

1.
Purchase and Sale.  The Sellers agree to sell 46,648,538 ADSs to the Purchaser, and the Purchaser agrees to purchase such ADSs from the Sellers, for the Purchase Price (as defined below), with the settlement of such sale and purchase to occur on May 8, 2014 (the “Closing Date”) or such other date as the Sellers and the Purchaser may mutually agree.

2.	Closing.

2.1.           On the Closing Date, Sellers will cause the ADSs to be transferred to the account or accounts notified to Repsol by the Purchaser in writing on the New York business day prior to the Closing Date, free and clear of all liens, claims and encumbrances.

2.2.           On the Closing Date, the Purchaser will deliver to Sellers an aggregate of $1,255,312,157.58 (the “Purchase Price”) in immediately available funds to the account or accounts specified in writing by Repsol on the New York business day prior to the Closing Date.

3.	Representations and Warranties. The Sellers jointly and severally represent and warrant to the Purchaser on the date hereof and as of the Closing Date that

3.1           the Sellers are not “affiliates” of the Company as that term is defined in Rule 144(a)(1) and have not been affiliates of the Company for at least 90 days prior to the date hereof;

3.2           the Sellers do not know or have any reason to believe that the Company has not complied with the reporting requirements contained in Rule 144(c)(1);

3.3           the Sellers are not in possession of any material, non-public information concerning the Company;

3.4           the Company is not, and has not been, an issuer with no or nominal operations and no or nominal non-cash assets as specified in Rule 144(i)(1);

3.5           a minimum of six months has elapsed since the date of acquisition of the ADSs from the Company or an affiliate of the Company, and payment of the full purchase price, by the Sellers or any other non-affiliate of the Company whose holding period may be combined with that of the Sellers in accordance with Rule 144(d);

3.6           no share of the ADSs is subject to any agreement pursuant to which either Seller grants any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance, other than those which may have been entered into between the Sellers and the Purchaser; and

3.7           the Sellers understand that a delay by the transfer agent of the Company’s shares in transferring the ADSs may cause a delay in the payment of the Purchase Price.

4.	Binding Effect. This Purchase Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

5.	Descriptive Headings. The descriptive headings in this Purchase Agreement are inserted for convenience only and do not constitute a part of this Purchase Agreement.

6.	Execution in Counterparts. This Purchase Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.	Governing Law. This Purchase Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first above written.

REPSOL S.A.
By:	/s/
	Name:	Enrique Hernández Pérez
	Title:	Corporate Director Legal Services

CAVEANT S.A.
By:	/s/
	Name:	Enrique Hernández Pérez
	Title:	Attorney-in-fact

MORGAN STANLEY & CO. LLC
By:	/s/
	Name:	Kenneth G. Pott
	Title:	Managing Director

Signature Page to Purchase Agreement